UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2021 (March 29, 2021)

Allena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38268	45-2729920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Newton Executive Park, Suite 202 Newton, Massachusetts		02462
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 467-4577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement.

On March 29, 2021, Allena Pharmaceuticals, Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “2021 Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley”), with respect to an at-the-market offering program (“2021 ATM Program”), under which the Company may offer and sell, from time to time at its sole discretion, shares of its common stock, par value $0.001 per share (“Common Stock”), having an aggregate offering price of up to $50,000,000 (the “ATM Shares”), through B. Riley as sales agent.

The Company filed a prospectus supplement on March 29, 2021 (the “2021 Prospectus Supplement”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2021 ATM Program. The ATM Shares will be issued pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-228656) (the “Registration Statement”) filed with the SEC on December 3, 2018, and declared effective by the SEC on December 26, 2018, the 2021 Prospectus Supplement, and any applicable additional prospectus supplements related to the 2021 ATM Program that form a part of the Registration Statement.

Pursuant to the 2021 Sales Agreement, B. Riley may sell the ATM Shares by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415 of the Securities Act of 1933, as amended. The 2021 Sales Agreement provides that B. Riley will be entitled to compensation equal to 3.0% of the gross proceeds of the ATM Shares sold through B. Riley; provided, however, if the Company requests that B. Riley serve as a principal, B. Riley will be entitled to compensation equal to up to 5.0% of the gross proceeds. The Company will also reimburse B. Riley for certain expenses incurred in connection with the 2021 Sales Agreement. The Company has no obligation to sell any of the ATM Shares under the 2021 Sales Agreement and may at any time suspend solicitation and offers under the 2021 Sales Agreement. The 2021 ATM Program will terminate upon the earlier of (i) the sale of all of the ATM Shares or (ii) the termination of the 2021 Sales Agreement according to its terms by either the Company or B. Riley. The Company may terminate the 2021 Sales Agreement at any time without liability by giving advance written notice to B. Riley as required by the 2021 Sales Agreement. The 2021 Sales Agreement contains representations and warranties for the benefit of the Company and B. Riley and other terms customary for similar agreements.

The Company currently intends to use the net proceeds from the 2021 ATM Program to fund activities relating to the advancement of its product candidates and for other general corporate purposes.

The foregoing description of the 2021 Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the 2021 Sales Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the opinion of Goodwin Procter LLP relating to the validity of the issuance and sale of the ATM Shares in the 2021 ATM Program is attached as Exhibit 5.1 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02	Termination of a Material Definitive Agreement.

On December 3, 2018, the Company entered into a Sales Agreement (the “2018 Sales Agreement”) with Cowen and Company, LLC (“Cowen”) with respect to an at-the-market offering program (the “2018 ATM Program”), under which the Company could offer and sell, from time to time at its sole discretion, shares of its Common Stock having an aggregate offering price of up to $50,000,000, through Cowen as sales agent.

In connection with the Company’s entry into the 2021 Sales Agreement, on March 29, 2021, the Company delivered written notice to Cowen to terminate the 2018 Sales Agreement. The Company is not subject to any termination penalties related to the termination of the 2018 Sales Agreement. Prior to termination, approximately $35 million in shares of Common Stock remained available for sale under the 2018 Sales Agreement. As a result of the termination of the 2018 Sales Agreement, the Company will not offer or sell any additional shares under the 2018 ATM Program.

The foregoing description of the 2018 Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the 2018 Sales Agreement, a copy of which was filed as Exhibit 1.2 to the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	At Market Issuance Sales Agreement, dated March 29, 2021, between Allena Pharmaceuticals, Inc. and B. Riley Securities, Inc.

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2021	Allena Pharmaceuticals, Inc.

	By:	/s/ Richard Katz
Richard Katz
Chief Financial Officer